Exhibit 10.17

January 24, 2003

Board of Directors
Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, Florida 33487

Gentlemen:

     This is to inform you that I hereby resign as Chairman and an employee of Eclipsys Corporation, subject to the terms set forth on the attached Exhibit A.

Very truly yours,

/s/ Harvey J. Wilson

Harvey J. Wilson

ACCEPTED AND AGREED

/s/ Eugene V. Fife
Eugene V. Fife,
On behalf of the Board of Directors

EXHIBIT A

1.	Harvey J. Wilson (Mr. Wilson) will retire as Chairman and an employee of Eclipsys Corporation effective Friday, January 24, 2003. Mr. Wilson will be entitled to his salary at the current rate through that date. No cash bonus will be earned or paid to Mr. Wilson for 2002 or 2003.

2.	Mr. Wilson will continue to serve on the board of directors until the annual shareholder meeting in April 2003.

3.	Mr. Wilson will accept the position of Chairman Emeritus effective the same date of Friday, January 24, 2003 and continue to serve in that capacity for an initial term of seven years. The term of Mr. Wilson’s service as Chairman Emeritus will be extended automatically for an additional year on each anniversary of his resignation unless the company delivers notice prior to such anniversary that it is electing not to extend the term. Mr. Wilson will receive an annual honorarium of $50,000, payable quarterly, in his position as Chairman Emeritus. Mr. Wilson may terminate his term as Chairman Emeritus at any time upon thirty days written notice.

4.	Mr. Wilson’s current stock options will be amended to provide that they will be fully vested and will remain exercisable for the full term of the options.

5.	A consulting contract will be prepared that reflects the following general outline:

(a)	One-year term to include the following items:

(b)	Mr. Wilson will report directly to the CEO.

(c)	The agreement will not include specific time commitments on the part of Mr. Wilson, but Mr. Wilson and the company contemplate a significant time commitment by Mr. Wilson. Mr. Wilson’s cash compensation will be paid quarterly, in amounts totaling not more than $300,000 in the first year. Quarterly payments will be commensurate with the amount of the specific time actually spent, as more specifically agreed from time to time by Mr. Wilson and the CEO.

(d)	Mr. Wilson will perform such projects and services as may be reasonably requested from time to time by the CEO or the board of directors. It is currently contemplated that such projects and services would include advising the CEO in strategic initiatives, advising in the development of the company’s ongoing product strategy, and advising the company so that it can leverage Mr. Wilson’s contacts and relationships to support the company’s sales effort.

(e)	During the term of the consulting agreement, to the extent permitted by the company’s current health insurance policies, the company will continue to provide health insurance to Mr. Wilson consistent with that provided to other employees. If the company’s policies do not permit the continuation of coverage for Mr. Wilson in his role as a consultant, the company will pay to Mr. Wilson an amount equivalent to the company’s cost for insurance to allow him to obtain insurance on his own behalf or to elect COBRA.

(f)	Mr. Wilson will establish an off campus office at his own expense. All office expenses will be borne by Mr. Wilson with the exception of Internet connectivity to the company.

(g)	Reasonable out of pocket expenses associated with work on behalf of the company will be reimbursed consistent with the company’s reimbursement policies in effect from time to time.

(h)	The consulting agreement would be renewable annually upon such terms as Mr. Wilson and the company, acting through the Board, may mutually agree.

6.	Mr. Wilson will continue to be indemnified to the fullest extent permitted by the company’s present by-laws and certificate of incorporation for conduct prior to his resignation and for any services he may perform as a consultant after his resignation. The company will maintain insurance for Mr. Wilson for conduct during the period prior to his resignation to the same degree as it maintains such insurance for any director or officer of the company. Mr. Wilson will bear his own legal expenses relating to negotiation of the matters set forth herein.

7.	Mr. Wilson and the company will agree to cooperate in any legal proceedings whether commenced before or after Mr. Wilson’s resignation.

8.	Mr. Wilson will coordinate any communications with other employees, customers or other company constituencies with the CEO. The company will give Mr. Wilson the opportunity to review all press releases and other public statements relating to Mr. Wilson’s retirement from and new role with the company. Each of Mr. Wilson and the company will agree not to disparage the other.

9.	The company will agree to charter for its business purposes the aircraft leased by Mr. Wilson to Jet Connections, Inc. for at least 300 hours per year for each of the next three years at a rate of $2350 per hour plus reasonable incidental expenses during the first year and at a rate of $2350 per hour adjusted by the consumer price index, plus incidental expenses in each subsequent year, so long as that plane continues to be available to Jet Connections, Inc. and provided that such rate continues to be at least as favorable as those that could have been negotiated with unaffiliated third parties.

10.	Mr. Wilson will continue to observe his obligations contained in the April 25, 1999 agreement between Mr. Wilson and the company.

11.	Mr. Wilson will release the company relating to the termination of his employment with the company.

12.	Mr. Wilson will agree during the longer of his service (a) as Chairman Emeritus or (b) as a consultant, and for one year thereafter, he will not directly or indirectly compete with the company’s current business and will not directly or indirectly hire or solicit company employees.

13.	Counsel to the company will prepare draft documentation to effectuate the foregoing promptly following Mr. Wilson’s resignation.

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